CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses, and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report dated February 27, 2009 on the financial statements and financial highlights of the Wells Family of Real Estate Funds, in Post-Effective Amendment Number 19 to the Registration Statement (Form N-1A, No. 333-35677), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission.


                                                  /s/ Ernst & Young LLP
Cincinnati, Ohio
April 28, 2009